Exhibit 10.2
     AGREEMENT effective as of July 1, 2004 between AVNET, INC., a New York corporation with a principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (“Avnet”) and Steven C. Church, having an office at 2211 South 47th Street, Phoenix, Arizona 85034 (“Church”). This Agreement supersedes and replaces a previous employment agreement between Avnet and Church dated as of July 1, 2002.
W I T N E S S E T H
1. Employment, Salary, Benefits:
1.1 Employment. Avnet agrees to employ Church and Church agrees to accept employment upon the terms and conditions hereinafter set forth.
1.2 Term. Church’s employment pursuant to this Agreement shall commence on July 1, 2004 and subject to earlier termination as provided in Section 2 below, shall continue for a period of one (1) year (until June 30, 2005, the “Initial Term”). Unless Church provides Avnet written notice at least thirty (30) days prior to the expiration of the Initial Term advising Avnet that Church does not intend to renew the Agreement as hereinafter described, then after June 30, 2005 employment shall continue until terminated by either party provided, however, that the party desiring to terminate the employment arrangement gives written notice thereof to the other not less than one (1) year prior to the date of actual termination of employment. By way of example, should Church desire not to renew after the Initial Term, such notice would have to be given no later than May 31, 2005. Thereafter (if not so terminated by Church at the end of the Initial Term), by way of example, if either Avnet or Church should desire to terminate the employment on August 15, 2006 such notice would have to be given not later than August 15, 2005.
1.3 Duties. Church is hereby engaged in an executive capacity and shall perform such duties for Avnet, or Avnet’s subsidiaries, divisions and operating units as may be assigned to him from time to time by the Chief Executive Officer of Avnet. Church is currently engaged as Senior Vice President and Director of Organizational and Business Development. If Church is elected an officer or a director of Avnet or any subsidiary or division thereof, he shall serve as such without additional compensation.
1.4 Compensation. For all services to be rendered by Church and for all covenants undertaken by him pursuant to the Agreement, Avnet shall pay and Church shall accept such compensation (including base salary and incentive compensation) as shall be agreed upon from time to time between Avnet and Church. In the event Church’s employment hereunder is terminated by the one (1) year notice provided for in Section 1.2 above and Avnet and Church fail to agree upon compensation during all or any portion of the one (1) year notice period prior to termination, then Church’s compensation (base salary and incentive compensation) during such portion of the notice period shall be equal to the cash compensation earned by Church during the four completed fiscal quarters preceding the date on which notice is given. Upon such termination (after a one-year notice) Church shall not be entitled to severance payments under any Avnet severance plan. In the alternative event that at least 30 days prior to the end of the Initial Term Church notifies Avnet that he intends not to renew as described in 1.2 above, Church shall effective June 30, 2005 (the end of the Initial Term) revert to employee at will status (with employment terminable at any time by either Avnet or Church) and the provision in 1.2 above requiring a one-year notice shall not apply; and upon a subsequent termination of employment, Church shall be entitled if otherwise eligible to payments under any then-applicable Avnet severance plan. Notwithstanding anything to the contrary, in the event Church’s employment is terminated pursuant to 2.1, 2.2 or 2.3 below, then the one-year notice provided in 1.2 above shall not be applicable and Church shall not be entitled to any severance pay benefit.
1.5 Other Compensation on Termination. Upon termination of this Agreement, Church shall be entitled to receive only such compensation as had accrued and was unpaid to the effective date of termination. If the termination occurs other than at the end of a fiscal year of Avnet, the compensation payable to Church (including base salary and incentive compensation) shall bear the same ratio to a full fiscal year’s remuneration as the number of days for which Church shall be entitled to remuneration bears to 365 days.
1.6 Additional Benefits. In addition to the compensation described in Subsection 1.4, Church shall be entitled to vacation, insurance, retirement and other benefits (except for severance pay benefit which the one-year termination notice described above is intended to replace) as are afforded to personnel of Avnet’s United States based operating units generally and which are in effect from time to time. It is understood that Avnet does not by reason of this Agreement obligate itself to provide any such benefits to such personnel. Church waives and releases any claim he has to participate in the Avnet’s Executive Officers’ Supplemental Life Insurance and Retirement Benefits Program (the “Program”). In consideration of Church’s waiver and release of benefits under the Program, Avnet will provide to Church supplemental retirement and life insurance as described in Exhibit A hereto, which is incorporated herein by reference.
2. Early Termination.
2.1 Church’s employment hereunder shall terminate, at Church’s option and upon a thirty day written notice to Avnet, in the event that at any time during the term hereof the Avnet’s current Chief Executive Officer, Roy Vallee vacates, for any reason whatsoever, the position of Chief Executive Officer.
2.2 Death or Disability. Church’s employment hereunder shall terminate on the date of Church’s death or upon Church suffering mental or physical injury, illness or incapacity which renders him unable to perform his customary duties hereunder on a full-time basis for a period of 365 substantially consecutive days, on the 365th such day. The opinion of a medical doctor licensed to practice in the State of Arizona (or such other state wherein Church then resides) and having Board certification in his field of specialization or the receipt of or entitlement of Church to disability benefits under any policy of insurance provided or made available by Avnet or under Federal Social Security laws, shall be conclusive evidence of such disability.

2.3 Cause. Church’s employment hereunder may also be terminated by Avnet at any time prior to the expiration of the term hereof without notice for cause, including, but not limited to, Church’s gross misconduct, breach of any material term of this Agreement, willful breach, habitual neglect or wanton disregard of his duties, or conviction of any criminal act.
3. Competitive Employment:
3.1 Full time. Church shall devote his full time, best efforts, attention and energies to the business and affairs of Avnet and shall not, during the term of his employment, be engaged in any other activity which, in the sole judgment of Avnet, will interfere with the performance of his duties hereunder.
3.2 Non-Competition. While employed by Avnet or any subsidiary, division or operating unit of Avnet, Church shall not, without the written consent of the Chief Executive Officer of Avnet, directly or indirectly (whether through his spouse, child or parent, other legal entity or otherwise): own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, shareholder, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with the business of Avnet, provided, however, notwithstanding the foregoing Church shall not be prohibited from owning, directly or indirectly, up to 5% of the outstanding equity interests of any company or entity the stock or other equity interests of which is publicly traded on a national securities exchange or on the NASDAQ over-the-counter market.
3.3 Non-Solicitation. Church further agrees that he will not, at any time while employed by Avnet or any subsidiary, division or operating unit of Avnet and for a period of one year after the termination of employment with Avnet, without the written consent of an officer authorized to act in the matter by the Board of Directors of Avnet, directly or indirectly, on Church’s behalf or on behalf of any person or entity, induce or attempt to induce any employee of Avnet or any subsidiary or affiliate of Avnet (collectively the “Avnet Group”) or any individual who was an employee of the Avnet Group during the one (1) year prior to the date of such inducement, to leave the employ of the Avnet Group or to become employed by any person other than members of the Avnet Group or offer or provide employment to any such employee.
4. Definitions:
     The words and phrases set forth below shall have the meanings as indicated:
4.1 Confidential Information. That confidential business information of Avnet, whether or not discovered, developed, or known by Church as a consequence of his employment with Avnet. Without limiting the generality of the foregoing, Confidential Information shall include information concerning customer identity, needs, buying practices and patterns, sales and management techniques, employee effectiveness and compensation information, supply and inventory techniques, manufacturing processes and techniques, product design and configuration, market strategies, profit and loss information, sources of supply, product cost, gross margins, credit and other sales terms and conditions. Confidential Information shall also include, but not be limited to, information contained in Avnet’s manuals, memoranda, price lists, computer programs (such as inventory control, billing, collection, etc.) and records, whether or not designated, legended or otherwise identified by Avnet as Confidential Information.
4.2 Developments. Those inventions, discoveries, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentabIe, relating to Avnet’s present and prospective activities and products.
5. Developments, Confidential Information and Related Materials:
5.1 Assignment of Developments. Any and all Developments developed by Church (acting alone or in conjunction with others) during the period of Church’s employment hereunder shall be conclusively presumed to have been created for or on behalf of Avnet (or Avnet’s subsidiary or affiliate for which Church is working) as part of Church’s obligations to Avnet hereunder. Such Developments shall be the property of and belong to Avnet (or Avnet’s subsidiary or affiliate for which Church is working) without the payment of consideration therefor in addition to Church’s compensation hereunder, and Church hereby transfers, assigns and conveys all of Church’s right, title and interest in any such Developments to Avnet (or Avnet’s subsidiary or affiliate for which Church is working) and agrees to execute and deliver any documents that Avnet deems necessary to effect such transfer on the demand of Avnet.
5.2 Restrictions on Use and Disclosure. Church agrees not to use or disclose at any time after the date hereof, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Avnet, any Confidential Information which is or was obtained or acquired by Church while in the employ of Avnet or any subsidiary or affiliate of Avnet, provided, however, that this provision shall not preclude Church from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order Church will have given Avnet three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.
5.3 Return of Documents. Upon termination of Church’s employment with Avnet, Church shall forthwith deliver to the Chief Executive Officer of Avnet all documents, customer lists and related documents, price and procedure manuals and guides, catalogs, records, notebooks and similar repositories of or containing Confidential Information and/or Developments, including all copies then in his possession or control whether prepared by him or others.
6. Miscellaneous:
6.1 Consent to Arbitration. Except for the equitable relief provisions set forth in Section 6.2 below, Avnet and Church agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to Church’s employment or the termination of employment or this Agreement, in accordance with the provisions of the Mutual Agreement to Arbitrate Claims, a copy of which is annexed hereto as Exhibit B.
6.2 Equitable Relief. Church acknowledges that any material breach of any of the provisions of Sections 3 and/or 5 would entail irreparable injury to Avnet’s goodwill and jeopardize Avnet’s competitive position in the marketplace or Confidential Information, or both, and that in addition to Avnet’s other remedies, Church consents and Avnet shall be entitled, as a matter of right, to an injunction issued by any court of competent jurisdiction restraining any breach of Church and/or those with whom Church is acting in concert and to other equitable relief to prevent any such actual, intended or likely breach.
6.3 Survival. The provisions of Sections 3.2, 3.3, 4, 5, and 6 shall survive the termination of Church’s employment hereunder.
6.4 Interpretation. If any court of competent jurisdiction or duly constituted arbitration panel shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographic scope, duration, activity, subject or otherwise) than is reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein shall be deemed reduced or limited to the extent necessary to permit enforcement of such provisions.
6.5 Succession. This Agreement shall extend to and be binding upon Church, his legal representatives, heirs and distributees and upon Avnet, its successors and assigns.
6.6 Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement of the parties with respect to their subject matter and no waiver, modification or change of any provisions hereof shall be valid unless in writing and signed by the parties against whom such claimed waiver, modification or change is sought to be enforced.
6.7 Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.
6.8 Notices. All notices pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, or the equivalent, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such address as may hereafter be specified by notice in writing in the same manner by any party or parties.
6.9	Headings. Except for the headings in Section 4, the headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.
IN WITNESS WHEREOF, parties have executed this Agreement effective as of the day and year first above written.

AVNET, INC.

By	/s/ Roy Vallee

Title	Chief Executive Officer

/s/ Steven C. Church

STEVEN C. CHURCH

Exhibit A
Steven C. Church
Supplemental Life Insurance and Retirement Benefits
Supplemental Life Insurance
In the event of Church’s death while actively employed by Avnet as an Officer, a death benefit will be paid to his designated beneficiary. The death benefit will be based upon the Church’s Death Benefit Earnings (as defined herein). In order to fund such death benefit payments and/or other retirement or disability payments to Church or his designated beneficiary, Avnet may purchase a life insurance contract on Church’s life and, if it does, will pay all premiums, interest and surcharges on said contract. As required by law, Church will be taxed on the “economic benefit” of such insurance coverage each year by way of imputed income being added to Church’s taxable compensation based on the P.S. 58 cost as indicated on the IRS provided table or the insurance carrier’s term insurance table (“Imputed Income”).
Avnet will retain all the rights of ownership on any policies of insurance it elects to take on Church’s life including the right to borrow against that portion of the cash values attributable to the premiums paid by Avnet. Avnet has the right to require Church to assist in applying for the insurance policy(ies), including requiring Church to submit to a physical examination. Failure by Church to assist the Company in obtaining such life insurance may result in Church’s forfeiting his benefits pursuant to this Exhibit.
Any dividends on such insurance policies may be used by Avnet to purchase additional paid-up insurance on Church’s life.
Death Benefit Amount
In the event of Church’s death while actively employed by Avnet as an Officer, Avnet will take whatever action is necessary to ensure that the proceeds of the policy(ies) payable to Church’s designated beneficiary will be equal to two times the amount of Church’s Death Benefit Earnings (as defined below). The balance, if any, of the proceeds payable under the policy(ies) shall be paid to Avnet.
Death Benefit Earnings shall mean the total of Church’s base pay and cash incentive compensation for the full Avnet fiscal year ending on the day of or preceding Church’s death. For example, the Death Benefit Earnings used to calculate the death benefit should Church die during (but before the last day of) Avnet’s fiscal year ending in 2005 (July 4, 2004 — July 2, 2005) is the total of his base pay and cash incentive earned (accrued not paid) during Avnet’s fiscal year ending on July 3, 2004.
Termination of Employment
Upon termination of employment, life insurance coverage will cease and Church will not have an option to purchase the life insurance policy(ies) which Avnet may have obtained on his life. Accordingly, if Church dies after termination of employment with Avnet, there will not be any supplemental life insurance payment upon his death.
Supplemental Retirement and Disability Benefits
If at the time of termination Church has at least 25 years of service with Avnet and has served as an Executive Officer for at least 10 years, the annual pension benefit payable at age 65 will equal the maximum benefit of 36% of Covered Compensation regardless of age.
Covered Compensation
The amount of retirement benefits will be based upon Church’s Covered Compensation as of his termination of employment with Avnet. Covered Compensation is equal to Church’s Eligible Compensation for Avnet’s fiscal years 1999 and 2000. Eligible Compensation is the sum of base pay plus cash incentive earned (accrued not paid) during the fiscal year.
Years of Service
A Year of Service is credited to Church for each full year that he has worked for Avnet (based on his anniversary date of hire).
Normal Retirement Benefits
Church will be entitled to receive a monthly pension payment commencing on the first of the month coincident with or next following his attainment of age 65 or termination of employment, whichever is later. These payments will be for 10 years (120 monthly payments). In the event Church should die after termination of employment (at which time the life insurance coverage will cease) and before receiving all 120 monthly benefit payments, the remaining monthly payments (or all of the 120 monthly payments should he or she die before retirement payments begin) will be paid to Church’s designated beneficiary. However, no pension payments will be made to a beneficiary if Church dies before terminating employment with Avnet, because the supplemental life insurance will be paid as the death benefit.
The annual benefit (to be paid in 12 equal monthly installments at the beginning of each month) payable at age 65 will be determined by the following formula:

*Age + Years of Service at termination X 36% of Covered Compensation
80
*Age + years of service ÷ 80 cannot exceed 1 (one)
For example, if Church had at least 5 years of service as an Officer at an age 55 and had 20 Years of Service on the date he terminated employment with Avnet he would receive a benefit commencing at age 65 equal to 33.75% of Covered Compensation (age 55 + 20 Years of Service = 75 + 80 X 36% = 33.75%).
Early Retirement Benefits
Church will be entitled to receive a monthly pension payment commencing on the first of the month coincident with, or any month following, his termination of employment after attainment of age 60. These payments will be for 10 years (120 monthly payments). In the event Church should die after termination of employment and before receiving all 120 monthly benefit payments, the remaining monthly payments (or all of the 120 monthly payments should he die before retirement payments begin) will be paid to the Church’s designated beneficiary. (As mentioned above, the life insurance coverage will cease upon Church’s termination of employment.) The annual benefit payable under the Early Retirement option will be equal to a percentage of the Normal Retirement Benefit; such percentage will be based upon Church’s age at the time he elects to receive an Early Retirement Benefit. The percentage will be equal to 100% less 0.25% for each month (3.00% per year) below age 65 that the Participant elects to begin receiving pension benefits. By way of example, a selected list of percentages is as follows:

Age at Commencement	% of Normal
of Benefit	Retirement
Payments	Benefit
60	85.00%
61	88.00%
61 years 5 months	89.25%
62	91.00%
63	94.00%
63 years 9 months	96.25%
64	97.00%
65	100.00%
For example, if Church terminated employment with Avnet at age 58 and upon reaching age 62 1/2 he elected to begin receiving benefits, the benefit to be paid in this example is 92.5% (30 months prior to age 65 X 0.25% = 7.5%; 100% - 7.5% = 92.5%) of his or her Normal Retirement Benefit.
Lump Sum Options

If Church has terminated employment with Avnet and is currently receiving pension benefit payments, or has elected to defer such payments, he will have the option to receive a lump sum payment at any time after attaining age 70. Church may elect to initially receive monthly payments and to receive the present value of any remaining payments in a lump sum at any time after attaining age 70. A lump sum election must be made at least one year before Church’s retirement date and, once made, the election is irrevocable. Such lump sum payments will be equal to the present value of the remaining payments due to Church using a 7% annual discount rate.
Distribution of Retirement Benefits
Church will be entitled to receive his Normal Retirement or Early Retirement pension payments, as applicable, effective as of the first day of the month following his Normal Retirement or Early Retirement date. However, the actual payment will not be made until Church makes a written request to the Company, and the Company approves the distribution. If this request occurs after Church’s Normal Retirement date, Church may elect to receive retroactive payments, with interest at a 7% annual rate.
Disability Benefit
If Church (1) satisfies the disability eligibility requirements set forth in the Avnet Pension Plan; (2) terminates employment because of such disability; (3) has not waived the right to receive the supplemental disability benefit; (4) has not elected the supplemental retirement benefit or the supplemental early retirement benefit; and (5) has filed for disability under any other Avnet Pension Plan or other Avnet sponsored disability plan, he will be entitled to an annual supplemental disability benefit equal to 13% of Church’s Death Benefit Earnings.
Such supplemental disability benefit shall be paid by Avnet in 120 equal and consecutive monthly installments commencing on the first day of the month following the month Church satisfies the disability eligibility requirements set forth in the Avnet Pension Plan. If Church receives the disability benefit described above, he will no longer be eligible to receive the supplemental retirement benefits described above and the life insurance coverage described above will cease. In the event Church should die after becoming eligible for disability benefits (at which time the life insurance coverage will cease) and before receiving all 120 monthly benefit payments, the remaining monthly payments will be paid to the Church’s designated beneficiary.
Normal Retirement, Early Retirement, or Disability Benefit Guarantees
If Church should die after termination of employment with Avnet, any unpaid installments with respect to Church’s benefit shall continue to be paid in monthly installments to such person or entity that Church will have designated, in writing and delivered to Avnet, or if no such designation is in effect upon Church’s death, to his or her spouse or estate (in that order).

None of the benefits provided under this Exhibit are assignable, except as may be specifically required by law.

EXHIBIT B
MUTUAL AGREEMENT TO ARBITRATE CLAIMS
     I recognize that differences may arise between Avnet, Inc. (“the Company”) and me during or following my employment with Avnet, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Agreement to Arbitrate Claims (“Agreement”). I anticipate gaining the benefits of a speedy, impartial dispute-resolution procedure.
     Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, applicable state law pertaining to agreements to arbitrate shall apply.
     I understand that any reference in this Agreement to Avnet will be a reference also to all divisions, subsidiaries and affiliates of Avnet. Additionally, except as otherwise provided herein, any reference to Avnet shall also include all benefit plans; the benefit plans’ sponsors, fiduciaries, administrators, affiliates; and all successors and assigns of any of them.
CLAIMS COVERED BY THE AGREEMENT
     Avnet and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), whether or not arising out of my employment (or its termination), that Avnet may have against me or that I may have against Avnet or against its officers, directors, employees or agents in their capacity as such or otherwise. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the section entitled “Claims Not Covered by the Agreement.”
     Except as otherwise provided in this Agreement, both Avnet and I agree that neither of us shall initiate nor prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.
CLAIMS NOT COVERED BY THE AGREEMENT
     Claims I may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

     Also not covered are claims by Avnet for injunctive and/or other equitable relief including, but not limited to, claims for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which I understand and agree that Avnet may seek and obtain relief from a court of competent jurisdiction.
REQUIRED NOTICE OF ALL CLAIMS AND STATUTE OF LIMITATIONS
     Avnet and I agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
     Written notice to Avnet, or its officers, directors, employees or agents, shall be sent to its President at Avnet’s then-current address. I will be given written notice at the last address recorded in my personnel file.
     The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.
DISCOVERY
     Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to propound requests for production of documents to any party. Additional discovery may be had only where the panel of arbitrators selected pursuant to this Agreement so orders, upon a showing of substantial need.
     At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.
SUBPOENAS
     Each party shall have the right to subpoena witnesses and documents for the arbitration.
ARBITRATION PROCEDURES
     Avnet and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before a panel of three arbitrators who are licensed to practice law in the state where the arbitration is to take place (“the Panel”).

The arbitration shall take place in or near the city in which I am or was last employed by Avnet.
     The Panel shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted: The Federal Rules of Evidence shall apply. The Panel, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The Panel shall render an award and opinion in the form typically rendered in labor arbitrations. The arbitration shall be final and binding upon the parties.
     The Panel shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Panel deems necessary. The Panel shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
     Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.
ARBITRATION FEES AND COSTS
     Avnet and I shall equally share the fees and costs of the Panel. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, or if there is a written agreement providing for fees, the Panel may award reasonable fees to the prevailing party.
INTERSTATE COMMERCE
     I understand and agree that Avnet is engaged in transactions involving interstate commerce and that my employment involves such commerce.
REQUIREMENTS FOR MODIFICATION OR REVOCATION
     This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by me and an officer of Avnet, which specifically states an intent to revoke or modify this Agreement.
SOLE AND ENTIRE AGREEMENT
     This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.
CONSTRUCTION
     If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.
CONSIDERATION
     The promises by Avnet and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.
NOT AN EMPLOYMENT AGREEMENT
     This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this Agreement in any way alter the “at-will” status of my employment.
VOLUNTARY AGREEMENT
     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN AVNET AND ME RELATING TO THE SUBJENS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY AVNET OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.
     I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

STEVEN C. CHURCH	AVNET, INC.

/s/ Steven C. Church	By	/s/ Roy Vallee

	Its	Chief Executive Officer

July 24, 2004	July 29, 2004

Date	Date